Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 3rd Quarter 2022

LOS ANGELES, CA – (BUSINESS WIRE) – November 2, 2022 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ Capital Market: BYFC), reported consolidated net earnings of $1.3 million, or $0.02 per diluted share, for the third quarter of 2022, compared to consolidated net earnings of $182 thousand, or $0.00 per diluted share, for the third quarter of 2021.

During the third quarter of 2022 net interest income increased by $2.6 million, or 43.7%, to $8.6 million compared to the third quarter of 2021.  The increase primarily resulted from higher rates earned and higher average balances of investment securities, primarily due to the investment of the proceeds from the Company's sale of $150 million of Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) to the United States Department of the Treasury (the U.S. Treasury”) on June 7, 2022, as part of the Emergency Capital Investment Program (“ECIP”).

Partially offsetting these improvements were an increase in loan loss provision of $656 thousand, a decrease in non-interest income of $245 thousand, and an increase in non-interest expenses of $94 thousand during the three months ended September 30, 2022, compared to the same period in 2021.  The increase in the loan loss provision was primarily related to an increase in loans receivable of $80.8 million over that period.

For the first nine months of 2022, the Company reported net earnings of $4.1 million, or $0.06 per diluted share, compared to a net loss of $2.6 million, or ($0.05) per diluted share for the first nine months of 2021, which was significantly impacted by Merger-related costs of $5.6 million ($4.2 million net of tax).  The Company’s results for the first nine months of 2021 reflect the consolidated operations of CFB after the Merger on April 1, 2021.

Third Quarter 2022 Highlights:

●	Originated over $101 million of new loans, representing an increase of 20.7% over loan originations in the third quarter of 2021.
●	Net interest income before loan loss provision increased by $2.6 million, or 43.7%, compared to the third quarter of 2021.
●	Net interest margin increased by 59 basis points to 3.02% for the third quarter of 2022 compared to 2.43% for the third quarter of 2021.
●	Net income increased by $1.1 million to $1.3 million, or 553%, compared to the third quarter of 2021.
●	Total loans receivable increased $74.8 million to $726.7 million at September 30, 2022, representing an increase of 11.5% since December 31, 2021.
●	Total assets increased $76.1 million to $1.2 billion at September 30, 2022, representing an increase of 7.0% since December 31, 2021.
●
Total stockholders’ equity increased by $136.4 million, or 96.8%, to $277.4 million compared to $141.0 million at December 31, 2021.  The increase is largely the result of the private placement of $150 million of Series C Preferred Stock in June of 2022, offset by a decrease in the market value of the Company’s investment securities due to increases in interest rates.

Chief Executive Officer, Brian Argrett commented, “I am pleased to report that during the third quarter we continued our record of improving results and further demonstrated the scalability of our business model.  During the quarter we originated over $100 million of new loans, bringing our cumulative originations to over $448 million since the Merger.  Concurrently, we have increased our net interest margin in each of the last five quarters, which in combination with our loan originations, has driven growth in our total interest income and net interest income for each of the six quarters since the Merger.  More importantly, our quarterly net income and earnings per share have increased each quarter in 2022 as compared to the comparable period in 2021.  With the addition of $150 million of new equity capital in June this year, we are poised to continue growing our business, improving the Company’s returns on assets and average equity, and expanding the positive impact of City First Broadway in the low-to-moderate income communities that we serve.”

Net Interest Income

Third Quarter of 2022 Compared to Third Quarter of 2021

Net interest income before loan loss provision for the third quarter of 2022 totaled $8.6 million, representing an increase of $2.6 million, or 43.7%, over net interest income before loan loss provision of $6.0 million for the third quarter of 2021.  The increase resulted from additional interest income, primarily generated from growth of $152.9 million in average interest-earning assets during the third quarter of 2022, compared to the third quarter of 2021.  Net interest income in the third quarter of 2022 also benefited from a reduction of 16 basis points in the overall blended rate paid on average interest-bearing liabilities.

Interest income and fees on loans receivable increased by $224 thousand, or 3.6%, to $6.5 million for the third quarter of 2022, from $6.3 million for the third quarter of 2021 due to an increase of $70.3 million in the average balance of loans receivable, which increased interest income by $691 thousand, which was offset by a decrease of 29 basis points in the average yield on loans, which decreased interest income by $467 thousand.  During the third quarter of 2022 interest income and fees on loans, and therefore average yield, were impacted by adjustments to the amortization of purchase accounting adjustments on loans acquired in the Merger.  Also, during the third quarter of 2022 there were fewer prepayments of loans and fewer outstanding Paycheck Protection Plan loans, which lowered fee income from loans during the quarter.

Interest income on securities increased by $1.6 million, or 352.7%, for the third quarter of 2022, compared to the third quarter of 2021.  The increase in interest income on securities primarily resulted from an increase of 147 basis points in the average interest rate earned on securities, which increased interest income by $901 thousand, and an increase of $156.8 million in the average balance of securities, which increased interest income by $711 thousand.

Other interest income increased by $483 thousand, or 309.6%, during the third quarter of 2022 compared to the third quarter of 2021.  Interest income on interest-earning cash in other banks increased by $493 thousand, primarily due to an increase of 149 basis points in the average interest rate earned on cash deposits, which increased interest income by $539 thousand, and was partially offset by the effects of a decrease of $73.1 million in average cash deposits, which decreased interest income by $46 thousand.  This net increase was also partially offset by a decrease of $10 thousand in dividend income on Federal Home Loan Bank (“FHLB”) and Federal Reserve Board (“FRB”) stock between the two periods.

Interest expense on deposits increased by $28 thousand, or 6.3%, for the third quarter of 2022, compared to the third quarter of 2021.  The increase was attributable to an increase of $96.0 million in the average deposits, which increased interest income by $60 thousand.  This increase was partially offset by a decrease of 2 basis points paid on deposits, which caused interest expense on deposits to decrease by $32 thousand.

Interest expense on borrowings decreased by $326 thousand, or 69.1%, for the third quarter of 2022, compared to the third quarter of 2021.  Interest expense on FHLB advances decreased by $329 thousand between the two periods due to a decrease of $58.1 million in the average balance of FHLB advances, which decreased interest expense by $223 thousand, and a decrease of 59 basis points in the average rate paid, which decreased interest expense by $106 thousand.  Interest expense on the Company’s junior subordinated debentures decreased by $17 thousand between the two periods because the Company paid off its junior subordinated debentures in the third quarter of 2021.  The debentures had an average balance of $2.9 million during the third quarter of 2021 and bore an average interest rate of 2.33%.  Interest expense on other borrowings increased by $20 thousand between the two periods.  The average rate on other borrowings increased by 9 basis points, which increased interest expense by $17 thousand and the average balance increased by $13.4 million, which increased interest expense by $3 thousand.

The net interest margin increased to 3.02% for the third quarter of 2022 from 2.43% for the third quarter of 2021, primarily due to an increase in the volume of investments and loans and a decrease in the average rate paid on interest-bearing liabilities of 16 basis points.

First Nine Months of 2022 Compared to the First Nine Months of 2021

Net interest income before loan loss provision for the nine months ended September 30, 2022 totaled $23.8 million, representing an increase of $9.2 million, or 62.5%, over net interest income before loan loss provision of $14.7 million for the nine months ended September 30, 2021.  Results for the nine months of 2021 reflect the consolidated operations of CFB after the Merger on April 1, 2021.  The increase resulted from additional interest income, primarily generated from growth of $218.7 million in average interest-earning assets for the year-to-date period ending September 30, 2022, compared to the nine-month period ending September 30, 2021, due to the addition of loans, securities, and cash equivalents in the Merger, and organic growth subsequent to the Merger.  Net interest income in the first nine months of 2022 also benefited from a reduction of 25 basis points in the overall rates paid on interest-bearing liabilities.

Interest income and fees on loans receivable increased by $4.4 million, or 26.9%, to $20.6 million for the first nine months of 2022, from $16.2 million for the first nine months of 2021 due to an increase of $126.7 million in the average balance of loans receivable, which increased interest income by $3.9 million, and an increase of 11 basis points in the average yield on loans, which increased interest income by $458 thousand.  The increase in the average balance of loans receivable was primarily the result of the addition of loans from the Merger, as well as subsequent organic loan growth.  In addition, the increase in the average yield on loans receivable for the first nine months of 2022 was primarily the result of higher yields earned on the commercial loan portfolio and, to a lesser extent, higher yields on multi-family loans.

Interest income on securities increased by $2.5 million, or 258.4%, for the first nine months of 2022 to $3.4 million, compared to $953 thousand in the first nine months of 2021.  There was an increase of $108.7 million in the average balance of securities, which increased interest income by $1.3 million, and an increase in the average interest rate earned on securities of 93 basis points, which increased interest income by $1.2 million.  The increase in securities resulted from the investment of funds received from the sale of the Series C Preferred Stock pursuant to the ECIP award.

Other interest income increased by $1.2 million, or 321.5%, during the first nine months of 2022, compared to the first nine months of 2021, primarily due to an increase in the average rate earned on short term investments of 93 basis points, which increased interest income by $1.3 million.  This increase was partially offset by the effects of a decrease of $15.5 million in the average balance of interest-earning deposits and other short-term investments, which decreased interest income by $17 thousand.  Also, dividend income on FHLB and FRB stock decreased by $47 thousand between the two periods due to a decrease in the average balance of FHLB stock.

Total interest expense for the first nine months of 2022 decreased by $1.1 million, or 38.6%, to $1.8 million, compared to $2.9 million during the first nine months of 2021, due to a decrease of 25 basis points in the Company’s cost of interest-bearing liabilities.  The lower rates paid offset the impact of an increase of $129.9 million in average interest-bearing liabilities, due to an increase of $162.4 million of interest-bearing deposits, primarily due to the Merger, and an increase of $23.9 million in short term borrowings, partially offset by a decrease of $53.3 million of FHLB advances.

Interest expense on deposits decreased by $133 thousand, or 10.2%, for the nine months ended September 30, 2022, compared to the same period in 2021.  The decrease was primarily attributable to a decrease of 9 basis points in the average rate paid on interest bearing deposits due to increases in lower rate deposits, which caused interest expense on deposits to decrease by $445 thousand.  This decrease was partially offset by the effects of an increase of $162.4 million in the average balance of deposits, primarily because of the Merger, which increased interest expense by $312 thousand.

Interest expense on borrowings decreased by $990 thousand, or 61.6%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021.  The decrease was attributable to a decrease of 71 basis points in the average borrowing rate, which decreased interest expense by $704 thousand, and a decrease in average borrowings of $32.5 million during the period, which decreased interest expense by $286 thousand.  The decrease in the average balance of borrowings was due to a decrease of $53.3 million in average borrowings from the FHLB and a decrease of $3.1 million in the average balance of the Company’s junior subordinated debentures, which were paid off in the third quarter of 2021, partially offset by an increase of $23.9 million in the average balance of short-term borrowings (primarily securities sold under agreements to repurchase assumed in the Merger).

The net interest margin increased to 2.93% for the nine-month period ended September 30, 2022 from 2.26% for the nine-month period ended September 30, 2021, primarily due to an increase in the volume of higher yielding loans and investments and a decrease in the average rate paid on interest-bearing liabilities of 25 basis points.

Loan Loss Provision

The Company’s bank subsidiary, City First Bank, National Association (“the Bank”), recorded a loan loss provision of $1.0 million for the three months ended September 30, 2022, as compared to a loan loss provision of $365 thousand for the three months ended September 30, 2021, due to growth in the loan portfolio, and because $7.2 million of loans were reclassified as special mention loans and $5.2 million of loans were reclassified as substandard loans.  For the nine months ended September 30, 2022, the Company recorded a loan loss provision of $592 thousand, compared to a loan loss provision of $446 thousand for the nine months ended September 30, 2021.  No loan charge-offs were recorded during the three- or nine-month periods ended September 30, 2022, or 2021.  The allowance for loan and lease losses (“ALLL”) increased to $4.0 million as of September 30, 2022, compared to $3.4 million as of December 31, 2021.  The Bank’s non-accrual loans declined during the third quarter to $608 thousand at September 30, 2022, or 0.08% of total loans at that date, due to paydowns.

Non-interest Income

Non-interest income for the third quarter of 2022 totaled $365 thousand, compared to $609 thousand for the third quarter of 2021.  For the first nine months of 2022, non-interest income totaled $907 thousand compared to $2.9 million for the same period in the prior year.  The decrease during the three-month period ending September 30, 2022 was mainly the result of lower grant income received from the U.S. Treasury’s Community Development Financial Institutions (“CDFI”) Fund during the third quarter of 2022 compared to the third quarter of 2021.  The decrease during the nine-month period ending September 30, 2022 was mainly the result of a non-recurring benefit of $2.0 million from a special grant from the U.S. Treasury’s CDFI Fund during the nine months ended September 30, 2021.

Non-interest Expense

Total non-interest expense was $6.1 million for the third quarter of 2022, compared to $6.0 million for the third quarter of 2021.  The increase in total non-interest expense was mainly due to increases of $245 thousand in professional services expenses and $106 thousand in compensation and benefits expenses.  These increases were partially offset by decreases in supervisory/regulatory costs of $135 thousand, information services expenses of $55 thousand, and various other costs.

For the first nine months of 2022, non-interest expense totaled $18.3 million, compared to $20.0 million for the same period in the prior year.  The decrease of $1.7 million between the periods primarily resulted from decreases in compensation and benefits expenses of $1.2 million and professional services expenses of $885 thousand due to the Merger-related costs included in 2021 results, and to a lesser extent, decreases in corporate insurance and supervisory/regulatory costs.  These decreases were partially offset by increases in information services expenses of $770 thousand and higher amortization of the core deposit intangible, which was included in the Company’s results for the entire nine-month period during 2022, but for only six months of the nine-month period in 2021.  The Company’s results for the first nine months of 2021 reflect the consolidated operations of CFB since the Merger on April 1, 2021.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $534 thousand for the third quarter of 2022 and $51 thousand for the third quarter of 2021.  The effective tax rate was 28.4% for the three-month period ended September 30, 2022, and 19.8% for the comparable period in 2021.  Income tax expense for the three months ended September 30, 2021 also included an increase of $370 thousand in the valuation allowance on the Company’s deferred tax assets to record an allowance against net operating loss carryforwards for the State of California, net of federal tax benefit.  This change in the valuation allowance was required because shares of common stock that the Company issued in private placements in the second quarter of 2021 triggered a limitation on the use of the Company’s net operating loss carryforwards.

For the nine months ended September 30, 2022, income tax expense was $1.7 million, compared to an income tax benefit of $297 thousand for the nine months ended September 30, 2021.  The increase in tax expense reflected an increase of $8.6 million in pre-tax income over that period, consisting of $5.8 million in pre-tax income for the nine months ended September 30, 2022, and a pre-tax loss of $2.8 million for the nine months ended September 30, 2021, which reflected Merger-related costs.  The effective tax rate was 29% during the 2022 period.

Balance Sheet Summary

Total assets increased by $76.1 million during the nine months ended September 30, 2022, primarily due to growth in investment securities available-for-sale of $176.3 million and growth in net loans of $74.2 million, partially offset by a decrease of $179.3 million in cash and cash equivalents.  The increase in total assets was largely the result of the proceeds received from the sale of the Series C Preferred Stock, offset by paydowns of borrowings of $39.6 million, deposit outflows of $19.6 million, and fair value adjustments on the investment securities portfolio of $17.9 million, net of taxes.

Loans held for investment, net of the allowance for loan losses, increased by $74.2 million to $722.7 million at September 30, 2022, compared to $648.5 million at December 31, 2021.  The increase was primarily due to loan originations of $141.1 million in multi-family loans and $62.3 million in other commercial real estate and commercial loans, offset in part by loan payoffs and repayments of $132.4 million.

Deposits decreased by $19.6 million to $768.5 million at September 30, 2022 from $788.1 million at December 31, 2021, which consisted of decreases of $69.1 million in liquid deposits (demand, interest checking and money market accounts), decreases of $29.3 million in CDARS deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit, instead of money market accounts), and decreases of $9.8 million in other certificates of deposit accounts, partially offset by an increase of $88.6 million in ICS deposits (ICS deposits are the Bank’s own money market accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks).

Total borrowings decreased by $39.6 million to $112.3 million at September 30, 2022, from $151.9 million at December 31, 2021, primarily due to $53.0 million in payoffs of advances from the Federal Home Loan Bank of San Francisco, partially offset by a net increase of $13.4 million in securities sold under agreements to repurchase.

Stockholders’ equity was $277.4 million, or 23.72% of the Company’s total assets, at September 30, 2022, compared to $141.0 million, or 12.89% of the Company’s total assets, at December 31, 2021.  The increase in total stockholders’ equity is primarily due to the closing of the private placement of the Series C Preferred Stock, which increased stockholders’ equity by $150.0 million during the second quarter of 2022.  This increase was partially offset by an increase in accumulated other comprehensive loss of $17.9 million since the end of 2021 due to a decline in the fair value of investment securities available-for-sale, net of taxes.  These decreases in the fair values of available-for-sale investment securities during 2022 were the result of increases in market interest rates, which caused the fair value of the Company’s fixed rate investments to decrease.  Based on management’s analysis, we believe that the declines in fair value were not the result of a change in the creditworthiness of any of the issuers of those securities.  The Bank’s portfolio primarily consists of U.S. Treasuries and agency securities.

Subsequent to the closing of the private placement of the Series C Preferred Stock, the Company contributed $75.0 million of the proceeds to the Bank, which provided significantly enhanced lending capacity for the Bank’s best clients and concurrently reduced the Bank’s multi-family and commercial real estate loan concentration levels.  As a result of the contribution of capital, the Bank’s Community Bank Leverage Ratio (“CBLR”) increased to 14.70% at September 30, 2022 and 15.87% at June 30, 2022, compared to 9.32% at December 31, 2021.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@broadwayfederalbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets for various reasons including the military conflict between Russia and Ukraine; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2022	December 31, 2021
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$52,217	$231,520
Securities available-for-sale, at fair value	332,745	156,396
Loans receivable held for investment	726,668	651,904
Allowance for loan losses	(3,983)	(3,391)
Loans receivable held for investment, net of allowance	722,685	648,513
Total assets	1,169,634	1,093,505
Deposits	768,511	788,052
Securities sold under agreements to repurchase	65,407	51,960
FHLB advances	32,888	85,952
Notes payable	14,000	14,000
Total stockholders' equity	277,431	141,000

Book value per share	$1.74	$1.92
Equity to total assets	23.72%	12.89%

Asset Quality Ratios:
Non-accrual loans to total loans	0.08%	0.10%
Non-performing assets to total assets	0.05%	0.06%
Allowance for loan losses to total gross loans	0.55%	0.52%
Allowance for loan losses to non-performing loans	655.10%	495.80%

Non-Performing Assets:
Non-accrual loans	$608	$684
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$608	$684

Delinquent loans (including less than 30 days delinquent)	$15,543	$2,423

	Three Months Ended September 30,				Nine Months Ended September 30,
Selected Operating Data and Ratios:	2022		2021		2022		2021
Interest income	$9,228		$6,909		$25,608		$17,570
Interest expense	620		918		1,790		2,913
Net interest income	8,608		5,991		23,818		14,657
Loan loss provision	1,021		365		592		446
Net interest income after loan loss provision	7,587		5,626		23,226		14,211
Non-interest income	365		609		907		2,924
Non-interest expense	(6,072)		(5,978)		(18,298)		(19,979)
Income (loss) before income taxes	1,880		257		5,835		(2,844)
Income tax expense (benefit)	534		51		1,654		(297)
Net income (loss)	$1,346		$206		$4,181		$(2,547)

Net income - non-controlling interest	28		24		51		57
Net income (loss) Broadway Financial Corporation	$1,318		$182		$4,130		$(2,604)

Earnings per common share-diluted	$0.02		$-		$0.06		$(0.05)

Loan originations (1)	$101,641		$84,234		$205,504		$197,309

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00	)%(2)
Return on average assets	0.45%	(2)	0.07%	(2)	0.49%	(2)	-0.39	%(2)
Return on average equity	1.92%	(2)	0.51%	(2)	2.66%	(2)	-3.10	%(2)
Net interest margin	3.02%	(2)	2.43%	(2)	2.93%	(2)	2.26	%(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized